EXHIBIT 10.51

As of July 23, 2002

TO:    Purchasers of Units (each a “Lender” and collectively the “Lenders”) consisting of $5,835,000 principal amount of 15% Senior Secured Notes of World Wireless Communications, Inc. (the “Company”).

Re:    Amendment of Agreements

Gentlemen:

Reference is made to the Loan Agreement between the Lenders and the Company dated as of May 17, 2001, as amended on August 7, 2001, effective as of May 17, 2001 (the “Agreement”), including each note issued pursuant thereto (individually a “Note” and collectively the “Notes”), each warrant issued pursuant thereto (individually a “Warrant” and collectively the “Warrants”) and the Amended and Restated Pledge/Security Agreement related thereto.

For good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by the Lenders, and as an additional inducement for the Company to continue its offering of units of its Additional 2002 Notes and detachable warrants pursuant to the Confidential Private Placement Memorandum dated July, 2002, the Company and each Lender agree as follows:

1.    Each Note shall be amended to change the amount now appearing in Section 3(ii) thereof to “$5,835,000” with the same force and effect as if originally set forth therein, effective as of July 23, 2002.

2.    Section 1.1(a) of the Loan Agreement shall be amended to read as follows, effective as of June 30, 2002:

“(a)    Simultaneously with the execution and the delivery of this Agreement, Lancer Offshore, Inc. agrees to lend to Borrower the aggregate sum of $2,250,000, of which (i) the sum of $1,125,000 shall be paid to Borrower upon the execution and the delivery of this Agreement and (ii) the sum of $1,125,000 shall be paid to Borrower on July 15, 2001, provided that Borrower has raised the sum of $2,000,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd.(such loan, together with any other amounts loaned pursuant to this Agreement by any Lender from time to time, including that specified in Section 1.1 (b) hereof, with the consent of the parties hereto, up to a total sum of $5,835,000, shall be referred to collectively as the “Loan”). The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by Board of Directors of Borrower. As of April 25, 2002, Lancer Offshore, Inc. loaned the Borrower the principal amount of $4,335,000 and, as of July 23, 2002, will have loaned Borrower the principal amount of $4,635,000. The Loan shall be repaid on September 30, 2002 unless it is mandatorily converted into shares of Borrower’s Common Stock before that date as provided in Section 1.5 hereof.”

3.    Section 1.1(b) of the Loan Agreement shall be amended to read as follows, effective as of June 30, 2002:

“(b)    On August 7, 2001 Lancer Partners L.P. agrees to lend to Borrower the aggregate sum of $875,000, of which (i) the sum of $350,000 shall be paid to Borrower on August 7, 2001 and (ii) the sums of $275,000 shall be paid to Borrower on or about September 15, 2001, (but no later than September 20, 2001), and $250,000 on or about October 15, 2001 (but no later than October 20, 2001), or such other amount mutually agreed to by the parties hereto, provided that Borrower has raised the sum of $1,500,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd, on or before October 15, 2001 The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by the Board of Directors of Borrower. The initial $350,000 principal amount of the Loan shall be repaid on September 30, 2002, and the subsequent tranches of $275,000 and $250,000, or additional amounts, of the Loan if and when made shall be repaid on September 30, 2002, unless such amounts are mandatorily converted into shares of Borrower’s Common Stock before that date as provided in Section 1.5 hereof. As of April 25, 2002, Lancer Partners L.P. loaned the Borrower the principal amount of $1,200,000.”

4.    Section 1.5 of the Loan Agreement shall be amended to read as follows, effective as of July 23, 2002:

“(a)    Notwithstanding anything contained in this Agreement to the contrary, the Loan shall be mandatorily converted into shares of the Common Stock of Borrower at the rate of one share per each $0.05 principal amount of debt, including interest (subject to adjustment for stock dividends, stock splits and reverse stock splits, if any) immediately upon (i) the approval of such conversion by Borrower’s shareholders at a meeting of shareholders held for such purpose (among other purposes) and (ii) Borrower’s receipt of $5,835,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd., on or before September 30, 2002.”

5.    As an additional inducement to the Lenders to provide an additional extension of time for the Company to satisfy the Notes after September 30, 2002, Section 5.6 of the Pledge/Security Agreement shall be amended to read as follows, effective as of July 23, 2002:

“Section 5.6    Additional Remedies upon Default.  Notwithstanding anything contained in this Agreement to the contrary, if Pledgor defaults in the payment of principal or interest on any Note at the maturity date of any Note, in addition to any interest rate penalty provided in the Note:

(a)    Pledgor shall transfer to Pledgee 1,780,000 shares of the common stock of Pledgor, subject to applicable securities laws restrictions, for each 30-day period during which such default shall be in existence (the “Default Shares”), commencing with the month in which such default first occurs and continuing until such default is cured or otherwise satisfied, but in no event shall Pledgor be required to issue more than 25,000,000 shares pursuant to this Section 5.6 (a). The representations and warranties of Pledgee set forth in Section 3 of Pledgee’s Subscription Agreement shall be true and correct with respect to such Default Shares on the date of each such transfer; and

(b)    Pledgee shall have the right to convert the full amount of the Pledgee’s interest in the Obligations hereunder and under the Notes into shares of common stock of Pledgor at the rate of one share for each $0.05 of the amount of the Obligations (with any fraction rounded up to the next whole share) in full satisfaction of all of Pledgee’s interest in the Obligations hereunder and Pledgor’s obligations under the Obligations and the Notes in full by sending Pledgor written notice to such effect within 30 days after the maturity date.”

6.    Section 5 of the Amendment of Agreements between the Lenders and the Borrower dated as of February 28, 2002 shall be amended to read as follows, effective as of July 23, 2002:

“The Borrower agreed to issue 7,120,000 shares of its Common Stock to the Lenders, to be divided pro rata between them based on their respective share of the total loans of $3,810,000 made to the Borrower as of February 28, 2002, subject to the approval of such issuance by the Borrower’s stockholders at a meeting in accordance with applicable American Stock Exchange rules. As consideration for the Lenders’ agreeing to a three-month extension of the maturity dates of the Notes from June 30, 2002 until and through September 30, 2002, the Borrower further agreed to issue 5,380,000 shares of its Common Stock to the Lenders to be divided pro rata between them based on their respective share of the total loans of $5,835,000 made to the Borrower as of July 23, 2002. In the event that (i) such stockholder approval is not obtained on or before July 31, 2002 or (ii) the Borrower fails to issue such shares due to its fault within 30 days after the later of (A) the receipt of stockholder approval or (B) the receipt of approval of the amended American Stock Exchange listing application covering, among other things, the 12,500,000 shares of Common Stock issuable to the Lenders, the Borrower agrees to pay the sum of $356,000 to the Lenders pro rata as set forth above, in full satisfaction thereof, and such payment shall be made within 30 days after the later to occur of such two events described in (i) or (ii) of this sentence.”

In consideration of the foregoing, each Lender unconditionally acknowledges that the Company is not in default under the Loan Agreement, any of the Notes or any other agreement which is a part of the Loan Agreement.

Except as amended as set forth herein, the Agreement, including, without limitation, the Amended and Restated Pledge/Security Agreement, shall continue in full force and effect in accordance with its terms.

If this letter accurately sets forth our understanding, please sign your name below and return your signed original to us immediately.

Very truly yours,

WORLD WIRELESS COMMUNICATIONS, INC.

/s/ DAVID D. SINGER David D. Singer

LANCER OFFSHORE, INC.	LANCER PARTNERS L.P.

/s/ MICHAEL LAUER Michael Lauer, Manager	/s/ MICHAEL LAUER Michael Lauer, Manager